                                                              G&K SERVICES, INC.
                                                    5995 Opus Parkway, Suite 500
                                                            Minnetonka, MN 55343
                                                          TRADED: NASDAQ (GKSRA)




AT THE COMPANY:           AT THE FINANCIAL RELATIONS BOARD:
Timothy Kuck, CFO         Michael Rosenbaum or Leslie Hunziker (General Info)
612/912-5500              312/266-7800
Richard Fink, Chairman    Suzy Lynde (Analysts) 312/266-7800
612/912-5500


FOR IMMEDIATE RELEASE
MONDAY, JULY 14, 1997


            G&K SERVICES COMPLETES ACQUISITION OF UNIFORM RENTAL ASSETS OF
                                NATIONAL LINEN SERVICE



MINNEAPOLIS, MN, JULY 14, 1997 -- G&K SERVICES, INC. (NASDAQ:GKSRA), a leading supplier of corporate work uniform programs, today announced the closing of its previously announced acquisition of the uniform rental assets, plus selected linen rental assets, of National Linen Services, a division of National Service Industries, Inc. (NYSE:NSI).

The acquisition of the 29 National Linen Services facilities greatly strengthens G&K's position in the Southeastern United States. The cash purchase price was approximately $280 million, subject to adjustment after post-closing audit. The acquired facilities make G&K the third largest supplier in the uniform leasing industry, with anticipated revenues in excess of $500 million for G&K's fiscal year ending June 27, 1998.

"As we move forward to make the new business a part of G&K, we are excited by the opportunities ahead of us," said Richard Fink, Chairman of G&K Services. "This transaction continues our long-standing growth strategy of combining solid internal growth with strategic acquisitions."

Statements in this press release which are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. Expectations related to the acquisition of the NLS facilities are, of course, contingent upon the closing of the transaction; the successful integration of the NLS operations; the company's ability to retain the

NLS customer base, unforeseen operating risks; the availability of capital to finance planned growth; competition within the uniform leasing industry; and the effects of economic conditions.

G&K Services is one of North America's largest suppliers of uniform programs to the business industry. The company provides services throughout the United States and Canada.




          TO RECEIVE THE LATEST INFORMATION ABOUT G&K SERVICES, INC. BY FAX,
                     AT NO COST, DIAL 1-800-PRO-INFO, CODE GKSRA